Exhibit 4.5

THE FIRST AMERICAN CORPORATION,

as Issuer,

CORELOGIC, INC.,

as successor obligor to the Issuer,

AND

WILMINGTON TRUST COMPANY,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of June 1, 2010

THIS FOURTH SUPPLEMENTAL INDENTURE is dated as of June 1, 2010 among The First American Corporation, a California corporation formerly known as The First American Financial Corporation (the "Company"), CoreLogic, Inc., a Delaware corporation (the "Successor Obligor"), and Wilmington Trust Company, not in its individual capacity, but solely as trustee (the "Trustee").

RECITALS

A.
The Company has executed and delivered to the Trustee a Senior Indenture, dated April 7, 1998 (as amended by the First Supplemental Indenture, dated July 26, 2004, the Second Supplemental Indenture, dated April 30, 2010, and the Third Supplemental Indenture, dated May 7, 2010, the "Indenture"), to provide for the issuance by the Company from time to time of securities evidencing its unsecured senior indebtedness.

B.	The Company issued $100,000,000 in principal amount of 7.55% Senior Debentures Due April 1, 2028 (the "2028 Debentures") on April 7, 1998, pursuant to the Indenture.

C.
The Company issued $150,000,000 in principal amount of 5.70% Senior Notes Due August 1, 2014 (the "2014 Notes" and together with the 2028 Debentures, the "Senior Notes") on July 26, 2004, pursuant to the First Supplemental Indenture.

D.
Pursuant to Section 9.1 of the Indenture, the Company and the Trustee may enter into a supplemental indenture without the consent of the holders of the Senior Notes in order to evidence the succession of another Person to the Company's obligations under the Indenture, and the consequent discharge of the Company's obligations under the Indenture.

E.
As permitted by the Indenture, the Company, simultaneously with the effectiveness of this Fourth Supplemental Indenture, shall merge with and into the Successor Obligor, with the Successor Obligor as the surviving corporation (such merger, the "Merger").

F.	All things necessary to make this Fourth Supplemental Indenture the legal, valid and binding obligation of the Company and the Successor Obligor, upon its execution, have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Successor Obligor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Senior Notes as follows:

ARTICLE I

SUCCESSOR COMPANY SUBSTITUTED

Section 1.1	Assumption of Obligations by Successor Obligor; Discharge of Company.

1.
Pursuant to, and in compliance and accordance with, Section 8.1 and Section 8.2 of the Indenture, the Successor Obligor hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest (including any Additional Interest) on all of the Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed.

2.
Pursuant to, and in compliance and accordance with, Section 8.2 of the Indenture, the Successor Obligor succeeds to and is substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if the Successor Obligor had originally been named in the Indenture as the Company, and the Company is discharged from all obligations and covenants under the Indenture and the Securities.

ARTICLE II

MISCELLANEOUS

Section 2.1 Definitions.

Capitalized terms used but not defined in this Fourth Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

Section 2.2 Confirmation of Indenture.

The Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Fourth Supplemental Indenture and all indentures supplemental thereto, shall be read, taken and construed as one and the same instrument.

Section 2.3 Concerning the Trustee.

In entering into and carrying out the Trustee's responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities that it possesses under the Indenture, including, without limitation, pursuant to Section 6.7 thereof.  The Trustee assumes no responsibility for the correctness of the recitals contained herein, each of which shall be taken as a statement of the Company or the Successor Obligor.  The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for the validity or sufficiency of this Fourth Supplemental Indenture or the due execution hereof by the Company or the Successor Obligor.

Section 2.4 Governing Law.

This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

Section 2.5 Effectiveness.

This Fourth Supplemental Indenture shall become binding upon the Trustee, the Company, the Successor Obligor and holders of the Senior Notes simultaneously with the effectiveness of the Merger.

Section 2.6 Counterparts.

This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

Section 2.7 No Benefit.

Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the holders of the Senior Notes, any benefit or legal or equitable rights, remedy or claim under this Fourth Supplemental Indenture or the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By:/s/ David Hayes

    Name: David Hayes

    Title: VP, Treasurer

CORELOGIC, INC.

By: /s/  Stergios Theologides

    Name: Stergios Theologides

    Title: SVP, General Counsel & Secretary

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:/s/ W. T. Morris, II

    Name: W. Thomas Morris, II

    Title: Vice President